Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

INTEGENX INC.

and

WAFERGEN, INC.

Dated as of January 6, 2014

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of the sixth day of January, 2014, is by and between INTEGENX INC., a California corporation (“Seller”), and WAFERGEN, INC., a Delaware corporation (“Purchaser”).

RECITALS:

A.           Seller is engaged in the business of developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including without limitation the Apollo 324™ instrument and the PrepX™ reagents (collectively, the “Products”) (the development, manufacturing, marketing and sale of the Products shall be referred to herein as the “Business”).

B.           Pursuant to this Agreement, Seller and Purchaser intend that (i) Seller sell and transfer to Purchaser all of Seller’s right, title and interest in and to all of the Transferred Assets (as defined in Section 1.1(a) below), and (ii) Purchaser assume the Assumed Liabilities (as defined in Section 1.2(a) below), all on the terms and conditions contained in, and as more fully set forth in, this Agreement.

C.           As a condition and material inducement to the willingness of each party to enter into this Agreement, Seller shall each enter into a noncompetition and nonsolicitation agreement with Purchaser and Parent pursuant to which Seller shall agree, among other things, not to engage in the development, manufacturing, marketing and sale of products that are competing with the Products or otherwise compete with the Business.

Accordingly, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS

Section 1.1     Transferred Assets; Excluded Assets; Time of Transfer.

(a)           Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the times set forth in Section 1.1(c) below, Seller shall sell, transfer, assign, set over, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, accept, assume and receive from Seller, free and clear of any Liens, all right, title and interest of Seller in, to and under the following assets (collectively referred to herein as the “Transferred Assets”):

(i)           The Patent Rights, Trademark Rights and Copyright Rights set forth on Schedule 1.1(a)(i) hereto (the “Transferred Technology”);

(ii)           The Finished Inventory of Products set forth on Schedule 1.1(a)(ii) hereto.

(iii)           All inventory (excluding Finished Inventory) and work in process maintained by or on behalf of Seller in connection with the Business, including any and all goods, raw materials and work in process used or consumed in the Business, together with all rights of Seller relating to such inventory against suppliers thereof (the “Work in Process”);

(iv)           All rights of Seller related to the development of the Products, including (without limitation) those rights set forth on Schedule 1.1(a)(iv) hereto (the “Product Development”);

(v)           All data and records relating to the operation of the Business, including (without limitation) client and customer lists, supplier lists, inventory cost records, machinery and equipment records, mailing lists, sale and purchasing materials, quality control records, customer records, record quotations, purchase orders, research and development reports, product sales records, advertising materials, marketing materials, promotional materials, samples and display materials, studies, reports and other similar documents; provided that all such data and records provided pursuant to this Section 1.1(a)(v) may, in Seller’s sole discretion, have redacted therefrom all data entirely unrelated to the Business;

(vi)           The tangible personal property of Seller identified on Schedule 1.1(a)(vi);

(vii)           The permits, licenses, franchises, consents, authorizations, registrations, ratifications, waivers and other approvals and operating rights identified on Schedule 1.1(a)(vii);

(viii)           All claims of Seller against third parties relating to the Transferred Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(ix)           All rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof relating to the Business and/or the Transferred Assets;

(x)           All rights in, to, and under the Contracts used in, related to, associated with or necessary for the operation of the Business as presently conducted or as contemplated to be conducted, that are identified on Schedule 1.1(a)(x) (the “Assumed Contracts”), provided that the Transferred Assets do not include the right to receive or collect payment under any Assumed Contract for work performed or goods sold by Seller prior to the Closing Date, and provided, further, that Seller shall reimburse and pay to Purchaser the maintenance, service, warranty and similar obligations with respect to the Assumed Contracts with customers listed on Schedule 1.1(a)(x) under the heading Customer Service Contracts, as specified in the Services Agreement;

(xi)           All Business Intellectual Property not otherwise set forth on Schedules 1.1(a)(i), 1.1(a)(iv) and 1.1(a)(v), including without limitation the domain names set forth on Schedule 1.1(a)(xi); and

(xii)           All of Seller’s goodwill associated with the Transferred Assets.

(b)           Excluded Assets.  Except for the Transferred Assets, Purchaser shall not acquire by virtue of this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby, and shall have no right, title or interest in any of the assets of Seller with respect to the Business or otherwise, and such assets shall remain the property of the Seller (collectively, the “Excluded Assets”).

(c)           Time for Transfer of the Transferred Assets.  The consummation of the transactions contemplated by this Section 1.1 shall take place on the Closing Date.

Section 1.2     Assumed Liabilities; Retained Liabilities.

(a)           On the terms of and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, in addition to purchasing and acquiring the Transferred Assets, Purchaser shall assume and agrees, from and after the date of such assumption, to pay, perform and discharge when due, the following liabilities and obligations (collectively, the “Assumed Liabilities”):

(1)           the obligations to perform arising in the Ordinary Course of Business after the Closing Date under the Assumed Contracts, but excluding any liabilities or obligations arising prior to the Closing Date or arising out of or relating to a breach, violation, default or failure to perform by Seller that occurred on or prior to the Closing Date; and

(2)           all liabilities pursuant to the Transferred Assets arising and to be performed from and after the Closing Date, except to the extent such liabilities result from the negligent act or omission by Seller prior to the Closing; and

(3)           the Personal Time Off balances existing as of the Closing Date, up to eighteen (18) working days, with respect to the Seller Employees that Purchaser elects to hire.

(b)           Other than the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any other liability of Seller.  All liabilities other than Assumed Liabilities are referred to herein as “Retained Liabilities.”  The Retained Liabilities will include, without limitation, the following:

(i)           all trade accounts payable of the Business as of the Closing Date;

(ii)           any liabilities or obligations of Seller in respect of indebtedness (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due) of Seller, of any kind, character or description whatsoever;

(iii)           any liabilities or obligations of Seller related to the employment, termination or compensation of any employee, consultant or service provider of the Seller, including but not limited to compensation claims, Taxes or employer withholdings, workers’ compensation or benefits (however described) owing to any such Person arising out of the operation of the Business by Seller on or prior to the Closing Date;

(iv)           any liabilities or obligations of Seller which arise from or out of or in connection with any product warranty or product liability claims that accrued or were owing by Seller on or prior to the Closing Date, but excluding liabilities or obligations resulting from (A) Purchaser’s operation of the business following the Closing Date, (B) Purchaser’s modification to Products following the Closing Date, or (C) additional warranties extended by Purchaser following the Closing Date;

(v)           any liabilities or obligations (whether assessed or unassessed) of Seller for any Taxes, any Transfer Taxes imposed on Seller, or any Taxes of the Business for (x) any period ending on or prior to the Closing Date or (y) the pre-Closing portion of any period ending after the Closing;

(vi)           any liabilities or obligations arising on or prior to the Closing Date or arising out of or relating to a breach, violation, default or failure to perform by Seller that occurred on or prior to the Closing Date;

(vii)           any liabilities or obligations relating to or arising under any environmental law or regulation to the extent arising out of the operation of the Business on or prior to the Closing Date;

(viii)           any liabilities to Seller’s employees and former employees; and

(ix)           any liabilities or obligations of Seller incurred, arising from or out of or in connection with this Agreement or any of the other Transaction Documents or the events or negotiations leading up to the execution and consummation of the transactions contemplated by the Transaction Documents.

Section 1.3     Closing.  The consummation of the Asset Transfer and the other transactions contemplated hereby (the “Closing”) shall be held on the date on which each condition set forth in Article V is satisfied or waived in writing, or such other date and time as Purchaser and Seller shall mutually agree (the “Closing Date”).  The Closing shall be held at the offices of Seller at the address set forth in Section 7.4 hereof, or via exchange of documents via PDF and overnight mail courier.

Section 1.4     Initial Purchase Price.  At the Closing, Purchaser shall (i) assume the Assumed Liabilities related to the Transferred Assets, (ii) pay to Seller a cash amount of Two Million Dollars ($2,000,000) (the “Cash Purchase Price”), and (iii) issue to Seller a promissory note in the form attached hereto as Exhibit A (the “Note”) in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), which Note shall, subject to the terms and conditions set forth in the Note, (x) be secured by a first priority lien on the Transferred Assets pursuant to a security agreement in form attached hereto as Exhibit B (the “Security Agreement”), (y) have a three (3) year maturity date (subject to an early payout upon the occurrence of certain events described therein), and (z) accrue interest at a rate of eight percent (8%) per annum.  Purchaser shall pay the Cash Purchase Price to Seller by wire transfer of immediately available funds to an account designated in writing by Seller.

Section 1.5     Additional Purchase Price.

(a)           Earnout Payments.  From and after the Closing Date, in addition to the consideration set forth in Section 1.4 above, Purchaser shall, subject to, and contingent upon achievement of the post-Closing performance milestones of the Business set forth below, pay to Seller the following earnout payments (each, an “Earnout Payment” and collectively with the Cash Purchase Price and the Note, the “Purchase Price”):

(1)           2014 Revenues.  If 2014 Covered Revenues exceed Four Million Dollars ($4,000,000) but are less than Six Million Dollars ($6,000,000), Purchaser shall pay Seller an amount equal to fifteen percent (15%) of the amount by which 2014 gross Covered Revenues exceed Four Million Dollars ($4,000,000).  If 2014 Covered Revenues exceed Six Million Dollars ($6,000,000), Purchaser shall pay Seller an amount equal to the sum of (i) Three Hundred Thousand Dollars ($300,000) plus (ii) twenty percent (20%) of the amount by which 2014 Covered Revenues exceed Six Million Dollars ($6,000,000).

(2)           2015 Revenues.  If 2015 Covered Revenues exceed Four Million Dollars ($4,000,000) but are less than Six Million Dollars ($6,000,000), Purchaser shall pay Seller an amount equal to ten percent (10%) of the amount by which 2015 Covered Revenues exceed Four Million Dollars ($4,000,000).  If 2015 Covered Revenues exceed Six Million Dollars ($6,000,000) but are less than Ten Million Dollars ($10,000,000), Purchaser shall pay Seller an amount equal to the sum of (i) Two Hundred Thousand Dollars ($200,000) plus (ii) fifteen percent (15%) of the amount by which 2015 Covered Revenues exceed Six Million Dollars ($6,000,000).  If 2015 Covered Revenues exceed Ten Million Dollars ($10,000,000), Purchaser shall pay Seller an amount equal to (i) Eight Hundred Thousand Dollars ($800,000) plus (ii) twenty percent (20%) of the amount by which 2015 Covered Revenues exceed Ten Million Dollars ($10,000,000).

(3)           2016 Revenues.  If 2016 Covered Revenues exceed Four Million Dollars ($4,000,000) but are less than Ten Million Dollars ($10,000,000), Purchaser shall pay Seller an amount equal to ten percent (10%) of the amount by which 2016 Covered Revenues exceed Four Million Dollars ($4,000,000).  If 2016 Covered Revenues exceed Ten Million Dollars ($10,000,000) but are less than Fifteen Million Dollars ($15,000,000), Purchaser shall pay IntegenX an amount equal to (i) Six Hundred Thousand Dollars ($600,000) plus (ii) fifteen percent (15%) of the amount by which 2016 Covered Revenues exceed Ten Million Dollars ($10,000,000).  If 2016 Covered Revenues exceed Fifteen Million Dollars ($15,000,000), Purchaser shall pay Seller an amount equal to the sum of (i) One million Three Hundred Fifty Thousand Dollars ($1,350,000) plus (ii) twenty percent (20%) of the amount by which 2016 Covered Revenues exceed Fifteen Million Dollars ($15,000,000).

(b)           Timing of Earnout Payments.  Each Earnout Payment, if earned, shall be paid within thirty (30) days following the date Purchaser files with the Securities and Exchange Commission its annual report on Form 10-K with respect to the calendar year to which such Earnout Payment pertains, but in no event later than one hundred twenty (120) days following the end of such calendar year (such date, the “Payment Deadline”). On the date Purchaser pays an Earnout Payment, or, if Purchaser believes it is not required to pay an Earnout Payment, on or before the Payment Deadline for such Earnout Payment, Purchaser shall deliver to Seller a statement setting forth in reasonable detail the sale of Products and services related to the Business, and the Covered Revenues calculated thereon, for the period to which the Earnout Payment, if any, pertains, and the calculation of the Earnout Payment payable, if any.

(c)           Calculation.  Purchaser’s calculations under this Section 1.5 shall be conclusive and binding on the parties unless Seller gives Purchaser written notice (a “Dispute Notice”) disputing a calculation within thirty (30) days after its receipt of Purchaser’s calculation.  After the delivery of any Dispute Notice, Purchaser shall provide Seller and its accountants, counsel and other representatives reasonable access during normal business hours to the books and records of Purchaser related to the Covered Revenues as Seller may reasonably request to verify Purchaser’s calculations.  Purchaser shall keep, and shall require its affiliates and successor entities to keep, books and records accurately showing the Covered Revenues of the Business.  Before reviewing such books and records, Seller and its accountants, counsel, and other representatives shall enter into standard confidentiality agreements, and shall coordinate their review in accordance with reasonable and practical procedures in order to avoid undue interference or disruption of Purchaser’s operations.  If a Dispute Notice is given, Purchaser and Seller shall attempt in good faith to resolve the dispute.  If the dispute is not resolved within forty-five (45) days, either party may request that the dispute and all other unresolved issues be resolved in accordance with Subsection (d) hereof.

(d)            Dispute Resolution.  If Purchaser and Seller fail to resolve a dispute pursuant to Subsection (c) hereof within the time period set forth therein, the parties shall submit such dispute for final and binding resolution by an independent certified public accountant mutually agreeable to the parties. The cost and expense of such independent certified public accountant shall be borne by the party against whom such independent certified public accountant makes its final finding.

Section 1.6     Allocation of Purchase Price.  The Cash Purchase Price shall be allocated for Tax purposes among the Transferred Assets in accordance with Section 1060 of the Code, as indicated on Schedule 1.6 attached hereto (the “Allocation Schedule”).  If an indemnification payment is made pursuant to the provisions of this Agreement, then Purchaser shall adjust the Allocation Schedule to reflect such adjustment or payment in accordance with the nature of each such adjustment or payment and in a manner consistent with 1060 of the Code and the Treasury Regulations thereunder and shall deliver the Allocation Schedule as so revised to Seller.  Any adjustment(s) to the Allocation Schedule shall be final unless Seller objects in writing within thirty (30) days of the delivery of the notification of any adjustment(s) to the Allocation Schedule.  In the event of an objection, Purchaser and Seller shall work cooperatively to reach mutual agreement on any adjustment(s) to the Allocation Schedule.  Each of Purchaser and Seller shall file IRS Form 8594 with all Federal income Tax Returns consistent with the Allocation Schedule (as such Allocation Schedule may be adjusted pursuant to this Section 1.6).  Seller and Purchaser shall report all Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule (as such Allocation Schedule may be adjusted pursuant to this Section 1.6), and not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or investigation or otherwise.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 2.1     Organization, Good Standing and Authority.  Seller is duly formed, validly existing and in good standing under the laws of the State of California.  Seller has full corporate power and authority to own the assets owned by it, to lease the properties and assets held by it under lease, to own and carry on the operation of the Business as it is now being conducted by it, and to operate the Business as heretofore operated by it.  Schedule 2.1 sets forth each jurisdiction in which Seller is qualified or licensed to do business as a foreign corporation and there are no other jurisdictions in which the character of Seller’s properties or the nature of Seller’s business require it to be qualified in order to conduct the Business, where the failure to so qualify would have a Business Material Adverse Effect.

Section 2.2     Approvals.  This Agreement and the other Transaction Documents to which it is a party have been approved by all necessary corporate action of Seller and no other corporate proceedings on the part of Seller nor corporate proceedings on the part of Seller’s shareholders are necessary to authorize the execution and delivery of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, under the California Corporations Code, the Seller’s organizational documents or otherwise.

Section 2.3     Due Execution and Delivery.  Seller has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and each instrument required hereby and thereby to be executed and delivered by it, and carry out its obligations hereunder and thereunder.  Seller has duly executed and delivered this Agreement.  This Agreement constitutes (and, when executed and delivered, the Transaction Documents to which it is a party will constitute) the legal, valid and binding obligations of Seller enforceable against it in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

Section 2.4     Title and Sufficiency of Transferred Assets.  Seller is the sole owner and has good and marketable title (or leasehold title, as the case may be) to the Transferred Assets free and clear of all liens, claims, charges, security interests, leases, covenants, options, pledges, rights of others, easements, rights of refusal, reservations, restrictions, encumbrances and other defects in title (collectively, “Liens”) except for (i) Liens incurred in the Ordinary Course of Business of the type identified on Schedule 2.4(i), and (ii) Liens for Taxes not yet due and payable (together, the “Permitted Liens”) whether imposed by agreement, understanding, law, equity, or otherwise.  All Liens set forth or required to be set forth on Schedule 2.4(i) shall be terminated or released at or prior to the Closing at the expense of Seller.  The Transferred Assets are suitable for the uses to which they are being put and have been put in the Ordinary Course of Business, and are not in need of maintenance or repair except maintenance or repair that is routine, ordinary and not material in cost or nature.  Except as set forth on Schedule 2.4(ii), the Transferred Assets constitute all of the assets, property (whether real, personal or mixed, tangible or intangible) used in or necessary for the operation of the Business as presently conducted.  Except as set forth on Schedule 2.4(ii), all of the tangible Transferred Assets are located at Seller’s facility at 5720 Stoneridge Drive, Pleasanton, California.

Section 2.5     Consents; No Conflict.  Except as set forth on Schedule 2.5, no consent, authorization, grant, permit, waiver or approval of or from, or notice to, any Person, including, for the avoidance of doubt, any Governmental Authority (collectively, “Authorizations”) is required as a condition to the execution and delivery of this Agreement or the other Transaction Documents by Seller or the consummation of the transactions contemplated by this Agreement and the Transaction Documents by Seller.  Except as set forth on Schedule 2.5, the execution and delivery of this Agreement and the Transaction Documents and each instrument required hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby by Seller will not give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, claim, cost, Tax, losses or loss of any rights with respect to the Business or the Transferred Assets pursuant to any of the terms, conditions or provisions of or under any applicable law, the Seller’s organizational documents, under any Assumed Contract or any of the Authorizations.

Section 2.6     Taxes.

(a)           All Tax Returns required to be filed (after giving effect to applicable extensions) by Seller by any law, rule or regulation have been filed with the appropriate Governmental Authority and all Taxes required to be paid by Seller prior to the Closing Date on account of the conduct of the Business have been paid in full.  No claim has ever been made in writing or, to Seller’s Knowledge otherwise, by a Tax authority in a jurisdiction where the Seller does not pay Tax or file Tax Returns that it is subject to Taxation by that jurisdiction or required to file returns in that jurisdiction, in each case as a result of the conduct of the Business.  Seller has not waived or been requested to waive any statute of limitations in respect of Taxes.

(b)           All Taxes owed by Seller, or for which Seller may be held liable, in each case on account of the conduct of the Business and whether or not shown on any Tax Return, which were or will be due on or prior to the Closing have been or will be paid in full.  The unpaid Taxes of Seller for periods not included in Tax Returns filed or to be filed prior to the Closing does not include any material liability for Taxes attributable to the conduct of the Business.

(c)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Transferred Assets.

Section 2.7     Financial Information.  Attached hereto as Schedule 2.7 are (i) the unaudited financial results of the Business as of the end of and for the fiscal year ended December 31, 2012 and (ii) the unaudited financial results of the Business as of October 31, 2013 (together, the “Financial Information”).  The Financial Information has been prepared in accordance with GAAP applied on a consistent basis throughout periods covered thereby, fairly represent in all material respects the results of the Business as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Business, subject to the absence of footnotes and normal, recurring year-end adjustments.  The Financial Information does not contain any items of special or nonrecurring income or any other income not earned or otherwise realized in the Ordinary Course of Business except as expressly specified therein, and such Financial Information includes all material adjustments.

Section 2.8     Contracts.

(a)           Description of Contracts.  Schedule 1.1(a)(x) contains a true and complete list of all Contracts to which the Seller is a party and which are used in, relate to or are necessary for the operation of the Business or by which any Transferred Assets are bound, true and complete copies of which, together with all amendments, waivers and supplements thereto, have been delivered to Purchaser prior to the date hereof.

(b)           Status of Contracts.  Each Assumed Contract is in full force and effect in accordance with its terms and is (i) a valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, and (ii) enforceable in accordance with its terms, except that such enforcement (x) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (y) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.  Neither Seller, nor to Seller’s Knowledge any other party to any of the Assumed Contracts, is in default under any Assumed Contract and no event has occurred which, after notice or lapse of time or both, would constitute a default under any such Assumed Contract, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not give rise to any such default or breach.  Each Assumed Contract is in written form.

Section 2.9     Litigation and Claims.

(a)           There is (i) no Action pending, or to the Seller’s Knowledge, threatened against or affecting the Business (including any of the Transferred Assets) or the transactions contemplated hereby, or (ii) no inquiry or investigation of any Governmental Authority pending or, to Seller’s Knowledge, threatened against or affecting the Business (including any of the Transferred Assets).  The Seller has not received any written legal opinion or written memorandum or legal advice from legal counsel to the effect that Seller (with respect to the Business or the Transferred Assets) is exposed, from a legal standpoint, to any material liability or material disadvantage with respect to the Business or the prospects, financial condition, operations, property or affairs of the Business.  The Seller is not in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Seller and relating to the Business or the Transferred Assets.  There is no Action by the Seller and relating to the Business or the Transferred Assets that is pending, threatened or contemplated against any other Person.  To Seller’s Knowledge, there are no facts which are reasonably likely to lead to any Action.

(b)           There is no Action or investigation threatened against or affecting Seller that is likely to prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement or for Seller to carry on its business (including, without limitation, the Business) as now conducted, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Seller having, or which in the future could have, any such effect.

Section 2.10     Compliance With Laws.   Seller is not in material violation of or in material default under any law, statute, regulation, rule, ordinance, administrative order or court order applicable to Seller with respect to the Business or the Transferred Assets.  To Seller’s Knowledge, the Seller is not under investigation with respect to, has not been threatened to be charged with, nor has been given notice of, any violation of or material default under any law, statute, regulation, rule, ordinance, standard, guideline, administrative order or court order applicable to Seller with respect to the Business or the Transferred Assets.  All permits (A) pursuant to which Seller currently operates or holds any interest in the property of the Business, or (B) which is required for the operation of the Business as currently conducted or the holding of any such interest has been issued or granted to Seller and are set forth on Schedule 2.10. All such permits are in full force and effect and constitute all permits required to permit the Seller to operate or conduct the Business or hold any interest in the Transferred Assets.

Section 2.11     Employees and Independent Contractors.

(a)           Schedule 2.11(a) contains a true and complete list, as of November 30, 2013, of all employees of Seller employed in the Business (the “Seller Employees”), including, to the extent applicable, each Seller Employee’s (i) name, (ii) title, wage, salary, target bonus or commission and accrued vacation or paid time off as of November 30, 2013, and (iii) date of hire by Seller. Except as described on Schedule 2.11(a), no Seller Employee resides or works outside the United States.

(b)           Schedule 2.11(b) contains a true and complete list, as of the date hereof, of all consultants and other independent contractors who are providing material services to the Business (the “Independent Contractors”), including (i) each Independent Contractor’s name, (ii) the type of services being provided by each Independent Contractor, (iii) the principal location where services are provided by each Independent Contractor and (iv) the date when each Independent Contractor was retained by Seller.  Copies of all contracts relating to Independent Contractors used in the Business have been furnished to Purchaser.

(c)           Seller is in compliance in all material respects with all applicable laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including the proper classification of workers as independent contractors and consultants), wage and hour requirements, immigration status, discrimination in employment and employee health and safety.  There are no controversies pending or, to Seller’s Knowledge, threatened, between the Seller and any of its Seller Employees, which controversies have or would reasonably be expected to result in an Action before any Governmental Authority.

(d)           To Seller’s Knowledge, no Seller Employee is in violation of any term of any employment or service agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Seller Employee to be employed by the Seller because of the nature of the business conducted or presently proposed to be conducted by the Seller or to the use of trade secrets or proprietary information of others.  The employment of each Seller Employee has been at all times in the past and is “at-will”, and the Seller has not had any obligation to provide any particular form or period of notice prior to terminating the employment of any Seller Employee.  Seller has not (i) entered into any Contract that obligates or purports to obligate Purchaser to make an offer of employment to any Seller Employee and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any Seller Employee of any terms or conditions of employment with Purchaser following the Closing.

Section 2.12      Employee Benefits.

(a)           Schedule 2.12(a) sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other program of any Governmental Authority), employment, severance, consulting, disability benefits, medical or other health benefits supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by Seller or any of its subsidiaries or with respect to which Seller or any of its subsidiaries has or may in the future have any liability (contingent or otherwise), and in each case under which any Seller Employee has any present or future right to benefits.  Each plan, agreement, program, policy or arrangement required to be set forth on such schedule pursuant to the foregoing is referred to herein as a “Seller Benefit Plan.”

(b)           Each Seller Benefit Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Seller Benefit Plan.  No Action has been brought or is pending or, to Seller’s Knowledge, threatened against or with respect to any Seller Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Seller Benefit Plan).  There are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened by the IRS, DOL, or other Governmental Authority with respect to any Seller Benefit Plan.  No event has occurred and, to Seller’s Knowledge, there exists no condition or set of conditions in connection with which Purchaser or any Seller Employee could reasonably be expected to become subject to any liability under or with respect to any Seller Benefit Plan.

(c)           No Seller Benefit Plan is maintained outside the jurisdiction of the United States, or covers any Seller Employee residing or working outside the United States.

(d)           Schedule 2.12(d) discloses each: (i) agreement with any Seller Employee (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such Seller Employee; (ii) agreement, plan or arrangement under which any Seller Employee may receive payments from Seller that may be subject to the Tax imposed by Section 4999 of the Code or included in the determination of such Seller Employee’s “parachute payment” under Section

280G of the Code; and (iii) agreement or plan binding Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 2.13     Labor Matters.  (i) Seller is not a party to any collective bargaining agreement or other labor contract applicable to any Seller Employee, (ii) to Seller’s Knowledge, no union has bargaining rights with respect to any Seller Employee and there are no threatened or apparent union organizing activities involving any Seller Employee, (iii) there are no strikes, slowdowns or work stoppages pending or, to Seller’s Knowledge, threatened between Seller and an Seller Employee, and (iv) there are no unfair labor practice complaints involving an Seller Employee pending, or, to the Seller’s Knowledge, threatened against Seller. Seller shall be responsible for providing continuation coverage to the extent required by Section 4980B of the Code or similar state law (“COBRA”) to Seller Employees, and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with the Seller or otherwise) prior to or in connection with the transactions contemplated by this Agreement.  Seller has complied with all requirements of COBRA, including applicable notice requirements.  Except as required by law, neither Purchaser nor any of its affiliates shall be responsible for the failure of Seller to comply with any of the requirements of COBRA, including applicable notice requirements.

Section 2.14     Intellectual Property.

(a)           The Transferred Technology set forth on Schedule 1.1(a)(i) and the other Business Intellectual Property set forth on Schedule 1.1(a)(iv) and Schedule 1.1(a)(xi) together set forth a true, complete and correct list of all Business Intellectual Property.

(b)           The Seller is the sole and exclusive beneficial and record owner of all Business Intellectual Property.

(c)           The Transferred Technology is valid, existing, in full force and effect, or,  with respect to applications, is still pending, and has not expired or been cancelled or abandoned.  The Business Intellectual Property is sufficient for, and constitute all of the rights necessary for the conduct of the Business as currently conducted.  All necessary application, registration, maintenance, renewal and other fees, and all necessary documents and certificates, in connection with such Transferred Technology have been paid and filed, respectively, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Transferred Technology.

(d)           There is no pending or, to the Seller’s Knowledge, threatened (and at no time within the three years prior to the date of this Agreement has there been pending any) Action before any court, Governmental Authority or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any Transferred Technology.  The Seller is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from any Actions which permit third parties to use any Transferred Technology.

(e)           Schedule 2.14(e) lists all licenses, sublicenses and other agreement as to which Seller is a party and pursuant to which Seller has granted to any third party any right to use any of the Transferred Technology, including the identity of all parties thereto, a description of the nature and subject matter thereof and the applicable royalty and term thereof.

(f)           Schedule 2.14(f) lists all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any intellectual property belonging to any third party in connection with the Business, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and term thereof.

(g)           The Seller owns, or has valid rights to use all of the Transferred Technology.

(h)           The conduct of the Business and manufacture, practice, use and sale of the Products as conducted by Seller as of the Closing does not infringe, misappropriate, or otherwise violate any intellectual property or other proprietary right owned by any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(i)           There is no pending or, to the Knowledge of Seller, threatened (and at no time within the two years prior to the date of this Agreement has there been pending or, to the Knowledge of Seller, threatened) Action, and Seller has not received any written complaint, claim, demand or notice from any third party, alleging that the conduct of the Business infringes, misappropriates, or otherwise violates or constitutes the unauthorized use of the intellectual property or other proprietary right of any third party (nor does the Seller have Knowledge of any basis therefor).  The Seller is not a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Seller’s rights to use any Transferred Technology, (ii) restricts the Business in order to accommodate a third party’s intellectual property or (iii) requires any future payment by the Seller.  The Seller has not received any written or, to the Seller’s Knowledge, oral communication from any third party offering to license to the Seller any intellectual property purported to be used in the Business or claiming that the Seller must license or refrain from using any intellectual property or other proprietary rights of any third party in order to conduct the Business.

(j)           To the Knowledge of Seller, no third party is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any Transferred Technology, and no Actions have been brought against any third party by the Seller alleging that a third party is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any Transferred Technology.

(k)           The Seller has taken commercially reasonable steps to obtain, maintain and protect the Transferred Technology, including requiring each employee, consultant and independent contractor who or that has contributed in any way to the Transferred Technology or has made any contributions to the development of any Product to execute a written agreement that assigns to Seller all rights, title and interest in and to the Transferred Technology and any inventions, improvements, discoveries, information and other know-how relating to the Business and the Products.  Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of confidential information or trade secrets of the Seller related to any Product, the Business or the Transferred Technology and the Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Transferred Technology (including by the enforcement of a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Seller’s standard form which has been provided by Seller to Purchaser).  Assignments to the Seller of the Patent Rights, copyrights and copyright applications listed in Schedule 1.1(a)(i) have been duly executed and filed with the United States Patent and Trademark Office (“PTO”) or Copyright Office, as applicable.  Assignments of trademark registrations and pending trademark applications listed in Schedule 1.1(a)(i) and acquired from any third party have been duly executed and filed with the PTO or foreign trademark authority, as applicable.  Seller (a) has not materially misrepresented its entity status in connection with any payment of fees to the PTO or any other copyright, trademark or patent authority relating to the Transferred Technology, and (b) has not mismarked any Products with patent numbers or an indication that a Product is covered by a patent that is pending.

(l)           Neither the execution of this Agreement nor the consummation by the Seller of the transactions contemplated by this Agreement will result in any violation, loss or impairment of, or payment of any additional amounts with respect to, any Transferred Technology, nor require the consent of any Governmental Authority or third party with respect to any Transferred Technology.  The Seller is not a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Transferred Technology any other property or assets of Purchaser or any of Purchaser’s affiliates as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, nor would the consummation of such transactions result in the amendment or alteration of any license or other right which exists on the date of this Agreement.

(m)           The Seller has not assigned or granted any exclusive rights in any Transferred Technology to any third party.

Section 2.15     Insurance.  Schedule 2.15 contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Seller with respect to the Business and/or the Transferred Assets, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire, product liability and general liability insurance.  True and complete copies of each listed policy have been furnished to Purchaser.  Such policies are in full force and effect, all premiums due thereon have been paid and the Seller has complied in all material respects with the provisions of such policies.  Except as noted on Schedule 2.15, the policies listed thereon are adequate to cover the Business and Transferred Assets until the Closing Date.  The Seller has not received any notice from any issuer of such insurance policies canceling or amending any policies listed on Schedule 2.15.  There is no claim by the Seller pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights.  Neither the Seller nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan with respect to the Business and/or Transferred Assets.

Section 2.16     Fair Consideration; No Fraudulent Conveyance.  Seller is not now and Seller will not be rendered insolvent by the sale, transfer and assignment of the Transferred Assets pursuant to the terms of this Agreement or the transactions contemplated hereby.  Seller has no intention to file for bankruptcy, and  no insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Transferred Assets or Assumed Liabilities are pending or, to Seller’s Knowledge, threatened.  Seller is not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder Seller’s creditors and the consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby will not have any such effect.  The transactions contemplated hereby do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Transferred Assets after the Closing.

Section 2.17     Products; Product Liability.

(a)           Each of the Products (including all Finished Inventory) is, and at all times up to and including the sale thereof has been processed, manufactured, packaged, labeled, stored, handled, distributed, shipped, marketed and promoted, and in all other respects has been, in compliance with all applicable laws, statutes, rules, regulations, ordinances or orders administered, issued or enforced by any Governmental Authority.

(b)           Schedule 2.17(b) sets forth the forms of Seller’s service or product warranties that are currently applicable to services or merchandise related to the Business (including, without limitation, the Products).  To Seller’s Knowledge, there is no design or manufacturing defect with respect to the Products.  Except as set forth on Schedule 2.17(b), there is no pending or, to Seller’s Knowledge, threatened, claim or Action by any Person in which a product manufactured, sold, distributed or issued by the Seller in connection with the Business is alleged to have a defect and which is reasonably likely to result in a material claim.  As used in this Section 2.17, the term “defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.  Seller has not incurred any liability or obligation arising out of any injury to individuals as a result of the ownership, possession, or use of any Product and, to Seller’s Knowledge, there has been no inquiry or investigation made in respect thereof by any Governmental Authority.

(c)           Except as shown on Schedule 2.17(c): (i) none of the Products has been recalled, withdrawn or suspended (other than (x) Products discontinued or suspended in the Ordinary Course of Business or by reason of business decisions made without regard to (1) concerns as to design or other inherent defect or risk to the safety of the users thereof or (2) concerns of any Governmental Authority and (y) isolated instances with respect to particular Product units which are not representative of an entire Product category) since January 1, 2011 and (ii) there are no Actions pending or, to the Seller’s Knowledge, threatened against Seller at any time since January 1, 2011 (whether such proceedings have since been resolved or remain pending) seeking the recall, withdrawal, suspension or seizure of any of the Products or seeking to enjoin the Seller from engaging in activities pertaining to any of the Products.

(d)           Seller has good title to all inventories of goods, materials, supplies, work in progress and Finished Inventory of the Business, subject to no Liens except for Permitted Liens and except as shown on Schedule 2.17(d).  All such inventories are carried at cost.  All inventory of the Business consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established as reflected in the Financial Information.

Section 2.18     Environmental.

(a)           With respect to the Business: (i) Seller is now and always has been in compliance with applicable legal requirements with respect to environmental laws, rules, regulations and ordinances, and (ii) no underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by any legal requirements to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present in, on or under any property of Seller used in the Business, including the land and the improvements, ground water and surface water thereof.

(b)           Seller has not in the conduct of the Business transported, stored, used, manufactured, disposed of, released, removed or exposed its employees or others to Hazardous Materials in violation of any legal requirement or manufactured any product containing a Hazardous Material in violation of any legal requirement, nor has Seller received notification from any party that it has or is alleged to have any remediation obligation relating to any Hazardous Material relating to the Business.

Section 2.19     Real Property; Leases.  Except as set forth on Schedule 2.19, Seller does not own, lease or sublease any real property used in or necessary for the operation of the Business.

Section 2.20     Brokers.  Except as set forth on Schedule 2.20, no broker or other representative has acted on behalf of Seller in connection with the transaction contemplated hereby in such manner as to give rise to any claim by any Person against Purchaser or Seller for a finder’s fee, brokerage commission or similar payment.

Section 2.21     No Changes. Except as set forth on Schedule 2.21, since December 31, 2012 there has not been, occurred or arisen any of the following:

(a)           any incurrence or assumption by the Business of any indebtedness in excess of $20,000 individually or $50,000 in the aggregate;

(b)           the imposition of any Lien (other than Permitted Liens) upon any of the Transferred Assets;

(c)           any material damage, destruction or loss with respect to the Transferred Assets or any other real or tangible personal property used in the Business, whether or not covered by insurance;

(d)           any payment, loan or advance of any amount to, or sale, transfer or lease of any of the Transferred Assets to, or any agreement or arrangement relating to the Business or constituting a Transferred Asset with, any member or equity holder of Seller or any of their respective affiliates;

(e)           any change in the Tax or accounting principles, methods, practices or procedures followed by Seller or any change in the depreciation or amortization policies or rates theretofore adopted by Seller, except as required by GAAP or disclosed to Purchaser in writing;

(f)           any change or revocation by Seller of any Tax election with respect to the Business or any agreement or settlement with any Governmental Authority with respect to such Taxes;

(g)           any acquisition by Seller by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof comprising all or a portion of the Business or the Transferred Assets;

(h)           any sale, lease or other transfer or disposition by Seller of its assets related to the Business, tangible or intangible, other than the sale of Products in the Ordinary Course of Business;

(i)           any Contract (or series of related Contracts) related to the Business and entered into by Seller either involving more than $20,000 individually (or $50,000 in the aggregate) or outside the Ordinary Course of Business;

(j)           any acceleration, termination, modification or cancellation of any Contract related to the Business involving more than $20,000 individually (or $50,000 in the aggregate);

(k)           any capital expenditure (or series of related capital expenditures) related to the Business by Seller either involving more than $20,000 individually (or $50,000 in the aggregate) or outside the Ordinary Course of Business;

(l)           any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person by Seller with respect to or in connection with the Business;

(m)           any delay or postponement of payment of accounts payable or other liabilities of Seller with respect to or in connection with the Business outside the Ordinary Course of Business;

(n)           any failure to perform any obligation of Seller involving more than $20,000 as, when and to the extent due, other than pursuant a good faith defense or right of setoff;

(o)           any cancellation, compromise, waiver or release of any right or claim of Seller with respect to or in connection with the Business outside the Ordinary Course of Business;

(p)           the commencement or written notice to Seller or, to Seller’s Knowledge, oral notice or threat of commencement of any lawsuit or proceeding against the Transferred Assets or against Seller with respect to the Transferred Assets, the Products or the Business;

(q)           any license or sublicense of any rights of Seller under or with respect to the Transferred Technology;

(r)           any written notice or claim to Seller or, to Seller’s Knowledge, oral notice or claim of ownership by any Person of Transferred Technology or of infringement by the Business of any Person’s intellectual property rights;

(s)           any material change in pricing charged by Seller for Products; or

(t)           any negotiation or agreement by Seller or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

Since December 31, 2012, no Business Material Adverse Effect has occurred, and no event, circumstance, condition or effect has occurred that could reasonably be expected to result in a Business Material Adverse Effect.

2.22     Customers and Suppliers.

(a)           Schedule 2.22(a) discloses the identity of the ten (10) largest customers of the Business, taken as a whole, for the ten (10) months ended October 31, 2013 and the aggregate amounts paid by such customers to the Seller for the Business’s goods and services during such period.  Except as disclosed on Schedule 2.22(a), neither the Seller has not received written notice, nor, to the Seller’s Knowledge, has any reason to believe, that any such customer intends or is likely to terminate or reduce materially its purchases from the Business.

(b)           Schedule 2.22(b) discloses the identity of the ten (10) largest vendors of the Business, taken as a whole, for the ten (10) months ended October 31, 2013 and the amount of the consideration paid to such vendors for goods and services provided to the Business during such period.  Except as disclosed on Schedule 2.22(b), Seller has not received written notice of, nor to the Seller’s Knowledge has any reason to believe there exists, any actual, proposed or likely price increases, material curtailment of services or supplies or material change in the terms of supply for goods or services by such vendor to the Business.

2.23     Disclosure.  No statement (including without limitations, the representations and warranties and covenants contained in this Agreement) by Seller contained in this Agreement and none of the information contained in the schedules hereto, in any other Transaction Document and any document, written statement or certificate furnished to Purchaser and its representatives by Seller contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  Seller has afforded to the officers, employees and authorized representatives of Purchaser (including, without limitation, independent public accountants and attorneys) access to all financial and other books and records (including computer files, retrieval programs and similar documentation) of Seller with respect to the Business.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 3.1     Organization and Authority.  Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except when failure to be so qualified would not materially and adversely affect Purchaser’s business.  Purchaser has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is party, to perform its obligations hereunder and under the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to own and carry on the operation of its business as currently operated by it.

Section 3.2     Approvals.  This Agreement and the other Transaction Documents to which it is a party have been approved by all necessary corporate action of Purchaser and no other corporate proceedings on the part of Purchaser nor corporate proceedings on the part of Purchaser’s shareholders are necessary to authorize the execution and delivery of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, under the Delaware General Corporation Law, the Purchaser’s organizational documents or otherwise.

Section 3.3     Due Execution and Delivery.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and each instrument required hereby and thereby to be executed and delivered by it, and to carry out its obligations hereunder and thereunder.  Purchaser has duly executed and delivered this Agreement.  This Agreement constitutes (and, when executed and delivered, the Transaction Documents to which it is a party will constitute) the legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

Section 3.4     Consents; No Conflicts.  No consent, authorization, grant, permit, waiver or approval of or from. or notice to, any Person (including, for the avoidance of doubt, any Governmental Authority) is required as a condition to the execution and delivery of this Agreement by Purchaser or any of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and such Transaction

Documents by Purchaser.  The execution and delivery of this Agreement and the other Transaction Documents and each instrument required hereby to be executed and delivered by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser will not contravene any applicable Law or Purchaser’s organizational documents.

Section 3.5     Brokers.  No broker or other representative has acted on behalf of Purchaser in connection with the transaction contemplated hereby in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV.
CERTAIN COVENANTS AND AGREEMENTS

Section 4.1     Further Assurances.

(a)           Each of Seller and Purchaser covenants and agrees with the other that at any time and from time to time hereafter, and without further consideration, each will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement and to consummate the transactions contemplated hereby.  Each party hereto will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed by such party as of the Closing Date.

(b)           Seller will not take any action that is designed or intended to have the effect of discouraging any customer, supplier or other business associate from maintaining the same business relationships with the Purchaser after the Closing as such party maintained with the Seller prior to the Closing. Seller will refer all customer inquiries relating to the Products to the Purchaser from and after the Closing.

(c)           After the Closing, Purchaser shall retain for a period consistent with Purchaser’s record-retention policies and practices those records of Seller delivered to Purchaser hereunder. Purchaser also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on dates and times mutually agreed upon, to enable Seller to prepare financial statements or tax returns or address tax audits.

(d)           Seller agrees, for a reasonable period after the Closing Date not to exceed one (1) year, upon the request of Purchaser, to reasonably assist Purchaser and Parent in compiling historical financial information regarding Seller’s operation of the Business prior to the Closing Date.  Seller further agrees to sign a representation letter reasonably acceptable to Seller, Purchaser and Purchaser’s auditors, to facilitate Purchaser’s preparation of, and its auditor’s review and audit of, the financial statements that Purchaser is required to file pursuant to Item 9.01(a) of Form 8-K within the time period required by such item of Form 8-K.

Section 4.2     Post-Closing Receipts.  Seller shall hold in trust for, and promptly remit to Purchaser without deduction, any amounts collected or received by Seller that relate to the Business or Purchaser following the Closing.  Purchaser shall hold in trust for, and promptly remit to Seller without deduction, any amounts collected or received by Purchaser that either constitute accounts receivable related to Product sold by Seller prior to the Closing Date, or that do not relate to the Transferred Assets.

Section 4.3     Confidentiality.

(a)           Seller will maintain confidential all information related to the Business, the Product and the Transferred Assets including, without limitation, business plans and proposals, Contracts, finances, customer and supplier information, analysis, technical plans, marketing strategies, standard operating procedures, personnel data, pricing, intellectual property and all other information that would be considered confidential and proprietary (“Confidential Information”).

(b)           For a period of five (5) years from the Closing Date, Seller will treat all Confidential Information with the same degree of care that it employs with respect to its own confidential information.  In no event will that degree of care be less than that employed by a reasonable person.  Notwithstanding the foregoing, Seller shall have no such obligation with respect to that portion of the Confidential Information that Seller can demonstrate is (i) in the public domain or enters the public domain without the wrongful act or breach of this Agreement by Seller, (ii) approved in advance in writing by Purchaser for release by Seller or (iii) disclosed by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection for like material and reasonable advance notice is given by Seller to Purchaser.

(c)           The fact that Confidential Information may be in or becomes part of the public domain, in and of itself, does not exclude any specific information from obligations of this Agreement.

Section 4.4     Certain Employee Matters.

(a)           Seller shall provide Purchaser reasonable opportunity, during normal working hours, to meet with the Seller Employees to enable Purchaser to discuss compensation terms and present offers of employment or service to such employees.

(b)           Purchaser may, in its sole discretion, offer employment to Seller Employees (each Seller Employee who executes and delivers to the Purchaser such an offer of employment, a “Transferred Employee”).  Notwithstanding any of the foregoing, Purchaser shall not have any obligation to make an offer of employment to any Seller Employee.  Purchaser agrees that Purchaser will not, directly or indirectly, solicit, encourage or attempt to solicit or encourage to cease to work with Seller any employee of Seller other than the Seller Employees, for a period of one (1) year following the Closing Date.

(c)           Seller shall make employment files of the Seller Employees available for inspection by Purchaser, to the extent permitted by and in accordance with applicable law.

Section 4.5     Intellectual Property Rights.

(a)           Transitional Trademark License.  Seller hereby grants to Purchaser a non-exclusive, worldwide, royalty-free right and license to use the “IntegenX” trademark and related artwork (the “IntegenX Marks”), solely to sell the Finished Inventory and Work in Process for a period of six (6) months following the Closing Date.  Purchaser acknowledges Seller’s exclusive right, title and interest in and to the IntegenX Marks and any registrations that have issued thereon, and will not at any time do or cause to be done any act or thing impairing or tending to impair part of such right, title and interest. Purchaser agrees to cooperate with Seller in satisfying any requirements for protection, registration or enforcement of the IntegenX Marks in connection with Purchaser’s exercise of this license.  Upon expiration of this Section 4.5(a), Purchaser will cease from all use of the IntegenX Marks in any way.

(b)           No Further Rights.  Except as expressly provided in this Agreement, Purchaser shall have no rights to any of Seller’s intellectual property other than the Transferred Technology, and Seller shall have no rights to any of Purchaser’s intellectual property.

Section 4.6     Public Announcement

.  The parties hereto shall consult with each other on a press release or other public announcement concerning this Agreement and the transactions contemplated hereby, and except as may be required by applicable Law or by obligations pursuant to any rules, regulation or listing agreement with any securities exchange or trading association, neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, after the Closing, Purchaser shall have the right to disclose information about the transactions contemplated hereby, provided that any use of Seller’s name or trademarks in such communications requires Seller’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 4.7     Bulk Sales Laws

.  It is understood and agreed that Seller and Purchaser shall not comply with the provisions of the “Bulk Sales Law” or similar provisions of the laws of any state insofar as they may be applicable to the transactions contemplated by this Agreement.  Seller agrees to pay and discharge, promptly and diligently, when due, or to contest or litigate all claims of creditors which could be asserted against Purchaser or the Transferred Assets by reason of such noncompliance, to indemnify, defend at its own expense and hold Purchaser harmless from and against any and all such claims and, upon receipt of written notice from Purchaser of the existence thereof, to take promptly all necessary action to remove or cause to be removed any Lien which may be placed on any of the Transferred Assets by a creditor of Seller by reason of such noncompliance.

Section 4.8     Transfer Taxes. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees or other similar costs of Closing with respect to the transfer of the Transferred Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be split equally between Purchaser and Seller.

Section 4.9     Consents. Seller shall use its commercially reasonable efforts, before the Closing Date (and thereafter, if necessary), to seek and secure all Authorizations, all other declarations, filings or registrations with, or notices to, any Authority and all consents, approvals or authorizations of, declarations, filings or registrations with, or notices to, any other Person, all as set forth on Schedule 4.10, in either case, in form and substance reasonably satisfactory to Purchaser.  Seller will cooperate with Purchaser with respect to all filings that Purchaser makes in connection with the transactions contemplated in the Transaction Documents.

ARTICLE V.
CONDITIONS TO CLOSING

Section 5.1     Conditions to the Obligations of the Purchaser.  The obligation of Purchaser to consummate the transactions contemplated in this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions:

(a)           The representations and warranties of Seller shall be true and correct in all material respects (except for any such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date (other than representations and warranties made as of a specified date, which need be true and correct only as of the specified date);

(b)           Seller shall have performed and complied in all material respects with all of its agreements and covenants required to be performed or complied with under this Agreement as of the Closing;

(c)           No action suit, proceeding claim, arbitration or investigation before any Governmental Authority or before any arbitrator shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would: (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           Seller shall have delivered to Purchaser a certificate executed by an authorized officer of the Seller to the effect that each of the conditions specified in subsections (a), (b), (c) and (d) of this Section 5.1 has been satisfied as of immediately prior to the Closing in all respects;

(e)           Seller shall have given such notices and obtained in writing and at its own expense all consents and waivers (including, but nor limited to, those set forth on Schedule 4.10) necessary for the consummation of the Asset Transfer;

(f)           Seller shall have delivered to Purchaser a certificate of the secretary of Seller, in form and substance reasonably satisfactory to Purchaser, certifying that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors of Seller authorizing the performance of the transactions contemplated by this Agreement and the execution and delivery of the Transaction Documents, and that such resolutions are still in effect.

(g)           Seller shall have delivered to Purchaser a bill of sale in the form attached hereto as Exhibit C (the “Bill of Sale”) dated as of the Closing Date and duly executed by an authorized officer of Seller;

(h)           Seller shall have delivered to Purchaser an assignment and assumption agreement in the form attached hereto as Exhibit D (the “Assignment & Assumption Agreement”) dated as of the Closing Date and duly executed by an authorized officer of Seller;

(i)           Seller shall have delivered to Purchaser an assignment of patents in the form attached hereto as Exhibit E (the “IP Assignment Agreement – Patents”) dated as of the Closing Date and duly executed by an authorized officer of Seller;

(j)           Seller shall have delivered to the Purchaser a Transition Services Agreement in the form attached hereto as Exhibit F (the “Services Agreement”) dated as of the Closing Date and duly executed by an authorized officer of Seller;

(k)           Seller shall have delivered to the Purchaser and Parent a Noncompetition Agreement in the form attached hereto as Exhibit G (the “Noncompetition Agreement”) dated as of the Closing Date and duly executed by an authorized officer of Seller;

(l)           All Liens to which any of the Transferred Assets are subject or by which any of the Transferred Assets are bound shall have been removed and Seller shall have delivered to Purchaser evidence of the removal of such Liens that is reasonably acceptable to Purchaser; and

(m)           Seller shall have delivered to the Purchaser such other bills of sale, assignment and other instruments of transfer or conveyance as may be reasonably requested by Purchaser to effect the sale, conveyance and delivery of the Transferred Assets to Purchaser.

Section 5.2     Conditions to the Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated in this Agreement are subject to the satisfaction (or waiver by Seller) of the following additional conditions:

(a)           The representations and warranties of Purchaser shall be true and correct in all material respects (except for any such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date (other than representations and warranties made as of a specified date, which need be true and correct only as of the specified date);

(b)           Purchaser shall have performed and complied in all material respects with all of its agreement and covenants required to be performed or complied with under this Agreement as of the Closing;

(c)           No action suit, proceeding claim, arbitration or investigation before any Governmental Authority or before any arbitrator shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would: (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           Purchaser shall have delivered to Seller a certificate executed by an authorized officer of the Purchaser to the effect that each of the conditions specified in clauses (a), (b) and (c) of this Section 5.2 has been satisfied as of immediately prior to the Closing in all respects;

(e)           Purchaser shall have delivered to Seller the Note dated as of the Closing Date and duly executed by an authorized officer of Purchaser; and

(f)           Purchaser shall have delivered to Seller the Security Agreement dated as of the Closing Date and duly executed by an authorized officer of Purchaser.

ARTICLE VI.
INDEMNIFICATION

Section 6.1     Indemnification by Seller.  Seller hereby agrees to indemnify, defend and save harmless Purchaser and its directors, officers, employees, affiliates, agents, advisors, representatives, shareholders and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of, or related to, the following (each, a “Purchaser Claim”):

(a)           any misrepresentation, inaccuracy or breach of any representation or warranty made by the Seller in any Transaction Document or in any document, certificate or other instrument required to be delivered by the Seller under any Transaction Document;

(b)           any breach or non-fulfillment by the Seller when required to be performed of any covenant or agreement made or to be performed by the Seller in any Transaction Document or in any agreement or instrument entered in connection with any Transaction Document;

(c)           any fraud or intentional misrepresentation with respect to, or intentional breach of, any Transaction Document by the Seller; and

(d)           the Retained Liabilities.

Except as set forth in Section 6.5 with respect to third party Actions, in the event of any Purchaser Claim, Purchaser shall notify Seller and such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such Purchaser Claim (a “Purchaser Notice of Claim”); provided, however, that any delay on the part of a Purchaser Indemnified Party in giving Seller a Purchaser Notice of Claim shall not relieve Seller from its obligations under this Section 6.1 except to the extent, if any, that Seller is materially prejudiced thereby.  A Purchaser Notice of Claim may be delivered at any time during the applicable survival period for such claim as set forth in Section 6.3 of this Agreement.

Section 6.2     Indemnification by Purchaser.  Purchaser hereby agrees to indemnify, defend and save harmless Seller and its directors, officers, employees, affiliates, agents, advisors, representatives, shareholders and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses incurred or suffered by any Seller Indemnified Party arising out of, or related to, the following (each, a “Seller Claim”):

(a)           any misrepresentation, inaccuracy or breach of any representation or warranty made by the Purchaser in any Transaction Document or in any document, certificate or other instrument required to be delivered by the Purchaser under any Transaction Document;

(b)           any breach or non-fulfillment of any covenant or agreement made or to be performed by the Purchaser in any Transaction Document or in any agreement or instrument entered in connection with any Transaction Document;

(c)           any fraud or intentional misrepresentation with respect to, or intentional breach of, any Transaction Document by Purchaser; and

(d)           the Assumed Liabilities.

Except as set forth in Section 6.5 with respect to third party Actions, in the event of any Seller Claim, Seller shall notify Purchaser and such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such Seller Claim (a “Seller Notice of Claim”); provided, however, that any delay on the part of a Seller Indemnified Party in giving Purchaser a Seller Notice of Claim shall not relieve Purchaser from its obligations under this Section 6.2 except to the extent, if any, that Purchaser is materially prejudiced thereby.  A Seller Notice of Claim may be delivered at any time during the applicable survival period for such claim as set forth in Section 6.3 of this Agreement.

Section 6.3     Survival.  All representations and warranties of Purchaser and Seller contained herein or in any other Transaction Document or document, certificate or other instrument required to be delivered hereunder or thereunder in connection with the transactions contemplated hereby shall survive the Closing and shall continue until eighteen months (18) months after the Closing, provided that the Specified Representations and the representations and warranties set forth in Section 2.14 (Intellectual Property) shall survive until sixty (60) days after the expiration of the applicable statutes of limitations (including any extensions or waivers thereof); provided, further, that the representations and warranties on which any Claims for indemnification are based shall continue in effect until final resolution of such claims and such expiration thereof shall not affect the right of any Indemnified Party to seek indemnification for Losses pursuant to this Article VI.

Section 6.4     Limitations.  Notwithstanding anything contained in this Agreement to the contrary:

(a)           Neither party shall be liable or be obligated to make any payment in respect of Losses suffered by an Indemnified Party under Section 6.1(a), 6.1(b), 6.2(a) or 6.2(b) hereof (as the case may be) until the aggregate of all Losses suffered by such Indemnified Party under this Article VI exceeds Fifty Thousand Dollars ($50,000) (the “Basket Amount”); after which such other party shall be entitled to recover all such Losses (subject to the General Cap Amount); provided that in no event shall the aggregate indemnity amount payable by any indemnifying party pursuant to Section 6.1(a), or 6.2(a) hereof (other than with respect to any Specified Representations) exceed Three Hundred Twelve Thousand Five Hundred Dollars ($312,500) (the “General Cap Amount”).

(b)           Each party’s liability and obligation to make any payment in respect of Losses suffered by an Indemnified Party under (i) Section 6.1(a) with respect to any of the Specified Representations, (ii) Sections 6.1(b), 6.1(c) and 6.1(d) or (iii) Sections 6.2(b), 6.2(c) and 6.2(d), shall, in any case (i), (ii) or (iii), shall not be subject to the Basket amount or General Cap Amount.

(c)           The amount of any Losses indemnifiable by either party pursuant to this Article VI shall be adjusted to reflect the value of any insurance proceeds actually received (net of any deductibles, retention or self-insurance) by the Indemnified Party or its successors or assigns in respect of such Losses provided, however, that no Indemnified Party shall have any obligation to pursue such insurance proceeds or recovery from third parties.  If any such proceeds or recoveries are received by an Indemnified Party (or any of its affiliates) with respect to any Claims after a party hereto has made a payment to the Indemnified Party with respect to such Claim, the Indemnified Party (or such affiliate) shall pay to such party the amount of such proceeds or recoveries (up to the amount of such party’s payment with respect to such Claim).

(d)           No Indemnified Party shall be entitled to recover under this Article VI an amount in respect of Losses, or otherwise obtain reimbursement or restitution from any party to this Agreement, more than once in respect of the same Loss.

Section 6.5     Third Party Actions.  In the event any Action is instituted by any third party against an Indemnified Party, which involves a Claim for which indemnification may be sought, the Indemnified Party will, promptly after receipt of notice of any such Action, notify the indemnifying party of the commencement thereof; provided, however, that any delay or failure on the part of an Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party except to the extent, if any, that such failure or delay materially and adversely prejudices the ability of the indemnifying party to defend the interests of the indemnifying party in such Action.  The Indemnified Party shall have the right to control the defense or settlement of such Action; provided that the indemnifying party and its counsel (at such party’s sole expense) may participate in (but not control the conduct of) the defense of such Action, but only to the extent that such participation does not affect any privilege relating to the Indemnified Party.  Any settlement by the Indemnified Party of any such Action with third party claimants, or any judgment by any Governmental Authority with respect to such Action with third party claimants, shall be determinative of the amount of Losses relating to such matter for purposes of this Article VI.  The indemnifying party shall not be liable for any settlement of any Action which settlement is effected without the written consent of the indemnifying party, which shall not be unreasonably withheld.  If the Indemnified Party does not assume control of the defense or settlement of an Action, the Indemnified Party shall not be liable for any settlement of any Action by the indemnifying party, which settlement involves anything other than solely monetary damages paid by the indemnifying party, without the Indemnified Party’s written consent, which shall not be unreasonably withheld.

Section 6.6     Remedies.

(a)           Purchaser shall have the right, in its sole discretion, to set off any Losses indemnifiable by Seller against any amount otherwise payable by Purchaser to Seller, including, but not limited to, any amount that Purchaser may owe Seller (i) under the Note or (ii) with respect to any Earnout Payment. The exercise of such set-off right in good faith shall not constitute a breach or event of default under any contract (including, but not limited to the Note and this Agreement) relating to any amount against which the set-off is applied.

(b)           The right of the parties hereto to demand and receive indemnification pursuant to this Article VI, and the right pursuant to Section 6.6(a) to set off any Losses, shall be the sole and exclusive remedies exercisable by a party with respect to this Agreement or the transactions contemplated hereby except (i) for claims under the Non-Competition Agreement, (ii) for the right to seek specific performance under any Transaction Documents, and (iii) in the case of fraud or intentional misrepresentation with respect to any Transaction Document.

Section 6.7     Reliance.  No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

Section 6.8     Adjustment to Purchase Price.  Any payment of an indemnification claim pursuant to this Agreement shall be accounted for as an adjustment to the Purchase Price, unless such adjustment would be prohibited by applicable Law.

ARTICLE VII.
MISCELLANEOUS

Section 7.1     Disputes.  The parties hereto agree that any legal suit, action or proceeding arising out of, relating to or in connection with this Agreement, the exhibits and schedules hereto, any other Transaction Document, any transaction hereunder or thereunder, any breach hereof or thereof, or any matters contemplated hereby or thereby shall be brought to a court of competent jurisdiction located in Alameda County in the State of California, whether a state or federal court.  Service of process, summons, notice or other document by mail to any party’s address set forth herein shall be effective service of process for any Action brought in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any Action in any court of competent jurisdiction located in Alameda County in the State of California, whether a state or federal court, and irrevocably waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

Section 7.2     Merger Clause.  This Agreement, the exhibits and schedules hereto, the other Transaction Documents and the agreements, documents and instruments to be executed and delivered in connection herewith and therewith contain the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all other prior or contemporaneous oral communications (including, for avoidance of doubt, communications in connection with the preparation of this Agreement and the other Transaction Documents) and agreements, and all prior written communications (including, for avoidance of doubt, written drafts of this Agreement and the other Transaction Documents) and agreements, with respect to the subject matter hereof are merged herein and superseded.  For the avoidance of doubt, it is the parties’ intent that no term contained in or omitted from any prior written draft of this Agreement or the other Transaction Documents be used as extrinsic evidence under any state law or judicial interpretation to determine the intent of the parties hereto.

Section 7.3     Amendments.  No amendment, modification, waiver, discharge or termination with respect to this Agreement shall be effective unless in writing and executed, in the case of an amendment or modification by each party to this Agreement or, in the case of a waiver, discharge or termination by each party against whom the waiver, discharge, or termination is to be effective.  No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  The failure of either party to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by the other party to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.4     Notices.  All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Agreement, if written confirmation of receipt thereof is obtained, (ii) on the date of delivery shown on the return receipt (or, if none shown, three (3) Business Days after deposit in the mail) if placed in the United States mails and forwarded by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) Business Day after deposit in the mail, if delivered, prepaid, to an overnight courier.  All such communications shall be addressed as follows:

(a)           if to Seller:

IntegenX Inc.
5720 Stoneridge Drive, Suite 300
Pleasanton, California 94588
Attention:  President
Facsimile: (925) 574-7373

with a copy (which shall not constitute notice) to:

IntegenX Inc.
5720 Stoneridge Drive, Suite 300
Pleasanton, California 94588
Attention:  General Counsel
Facsimile: (925) 574-7373

(b)           if to Purchaser:

Wafergen, Inc.
7400 Paseo Padre Parkway

Fremont, CA 94555
Attention:  Ivan Trifunovich
Facsimile: (___) ___-____

with a copy (which shall not constitute notice) to:

K&L Gates LLP
4350 Lassiter at North Hills Avenue, Suite 300
Raleigh, NC 27609
Attention:  D. Scott Coward, Esq.
Facsimile: (919) 516-2028

Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section 7.4.

Section 7.5     Captions.  The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

Section 7.6     Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed, interpreted, enforced and governed by and under the laws of the State of California applicable to contracts made and to be performed entirely in such state, without regard to its rules regarding conflicts of law provisions.

Section 7.7     Schedules and Exhibits.  All the schedules and exhibits referenced in and attached to this Agreement are incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as if enforceable.

Section 7.8     Severability.  The invalidity, unenforceability or illegality of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity, enforceability or legality of the remaining portions of this Agreement or any part thereof, and this Agreement shall be construed in all respects as if such invalid, unenforceable or illegal provision were omitted (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each party’s rights and privileges shall be enforceable to the fullest extent permitted by applicable law, and any such invalidity, unenforceability or illegality in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).  Furthermore, in lieu of such invalid, unenforceable, or illegal phrases, sentences, clauses or provisions there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 7.9     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.  The parties need not sign the same counterpart.  The exchange of executed copies of this Agreement by telecopy, portable document format (PDF) or other reasonable form of electronic transmission shall constitute effective execution and delivery of this Agreement.

Section 7.10     Fees and Expenses.  Except as expressly set forth herein, Seller on the one hand, and Purchaser, on the other hand, shall each bear their own expenses in connection with the negotiation and preparation of this Agreement, all agreements, documents, and instruments contemplated hereby, and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel, accountants, and consultants.

Section 7.11     Benefits and Binding Effect.  No party may assign or transfer any of their respective rights, benefits or obligations under this Agreement without the consent in writing of the other party hereto; provided, however, that, subject to prior written notification to the other party, either party may assign its rights, benefits and obligations hereunder in whole or in part (i) in the case of Purchaser, to any affiliate or to successor or successors to all or part of the Transferred Assets or Purchaser’s business in the event of a reorganization, merger or consolidation, sale or other transfer of a substantial portion of Purchaser’s assets or (ii) in the case of Seller, to successor or successors to all of Seller’s business in the event of a reorganization, merger or consolidation, sale or other transfer of a substantial portion of Seller’s assets (each of the events in (i) and (ii), a “Corporate Event”); provided that any acquiror or successor of Purchaser or Seller, as applicable, in connection with a Corporate Event shall, in the consenting parties reasonable discretion, be at least as creditworthy as the assigning party and provided, further, that the Note shall not be assignable by Purchaser in the event of a Corporate Event without Seller’s prior written consent.  Notwithstanding the foregoing, no assignment shall relieve the assigning party of responsibility for the performance of its obligations hereunder.  This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the parties and their respective legal representatives, heirs, legatees, successors and assigns.

Section 7.12     No Third Party Beneficiary.  The parties hereto do not intend to create any third party beneficiary rights or remedies of any nature whatsoever with respect to any Person, including without limitation any employees or former employees of Seller or other Person or entity who is providing, or has provided services to Seller under or as a result of the provisions in this Agreement, and specifically hereby negate any such intention or construction.

Section 7.13     Definitions; Interpretation.  For purposes of this Agreement, (a) the terms defined in this Agreement and in this Section 7.13 shall have the meanings assigned to them in this Agreement and this Section 7.13 and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, (c) all references in this Agreement to designated “Section” or other subdivisions are to be designated Sections and other subdivisions of the body of this Agreement, (d) pronouns of either gender or neutral shall include, as appropriate, the other pronoun forms, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) the use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement, (g) the terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import, (h) the term “or” has the inclusive meaning represented by the phrase “and/or”, (i) reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, (j) reference to a particular agreement

(including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and (k) the terms “dollars” and “$” mean United States Dollars.   Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by both parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

 As used in this Agreement and the exhibits and schedules hereto delivered pursuant to this Agreement, the following definitions will apply:

“Action” means any action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banks are authorized or required to be closed in the State of California.

“Business Intellectual Property” means any and all intellectual property and other intangible rights and property used in, held for use in, intended for use in, related to, associated with or necessary for the operation of the Business as presently conducted, including any or all of the following, and all rights in, arising out of, or associated therewith, including, but not limited to, all such rights used in the operation of the Business: (i) any and all Patent Rights; (ii) all inventions (whether patentable or not), invention disclosures, discoveries, improvements, trade secrets, proprietary information, technology, technical information, data (including data from scientific and clinical and pre-clinical studies and other research), customer, physician and supplier lists, procedures, processes, specifications, methods, techniques, ideas, results, marketing studies, plans and proposals, market research and all other information and know-how, whether or not patentable or protected as a trade secret, and all documentation relating to any of the foregoing; (iii) all trademarks, service marks, trade names, domain names, and registrations and applications relating to any of the foregoing, all logos, designs, brand names, trade dress and slogans, and all other rights corresponding thereto throughout the world (“Trademark Rights”); (iv) all copyrights, copyrights registrations and applications therefor, works of authorship and derivative works (including advertising, marketing and promotional materials, artwork, labels and other works of authorship) mask works, moral rights, and all other rights corresponding thereto throughout the world; (“Copyright Rights”) (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all software, including but not limited to source code, object, executable or binary code, templates, manuals and other items and documentation related thereto or associated therewith; (vii) all databases and data collections and all rights therein throughout the world; (viii) all Actions and rights to sue at law or in equity for any, present or future infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world, together with the goodwill and the business appurtenant thereto and any rights, claims or choses in action relating to or deriving from any of the foregoing.

“Business Material Adverse Effect” means any effect or change that would be materially adverse to the Business and the Transferred Assets (including without limitation any of the Business Intellectual Property) taken as a whole, or the ability of any Party to consummate timely the transactions contemplated hereby, provided, however, that any event, circumstance, development, change or effect arising out of or relating to the following shall not be taken into account in determining whether a Business Material Adverse Effect shall have occurred: (i) changes in general economic conditions which do not have a disproportionate impact on the Business, (ii) changes affecting generally the industry in which the Seller conducts the Business which do not have a disproportionate impact on the Business, (iii) any action taken or omitted to be taken by Seller pursuant to the express terms of this Agreement, (iv) any change resulting solely from an action taken by Purchaser or its affiliates without the prior written consent of Seller, and (v) any action taken at, and in accordance with, the written request of Purchaser.

“Claims” means, as the context dictates, any Purchaser Claim or Seller Claim.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Code” means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

“Covered Revenues” means Purchaser’s gross revenues (including, without limitation, gross revenues from sales, rental fees, service fees, royalties and license fees) with respect to the Apollo 324™ instrument and the PrepX™ reagents and other consumables that are designed for the Apollo 324™ and other Products that are existing as of the date of this Agreement.

“Environmental Law” means all federal, state or local laws, including statutes, regulations, rule, ordinances and orders relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, and (g) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Substances Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the regulations promulgated pursuant thereto, and all analogous state and local statutes and laws.

“Finished Inventory” means all finished goods inventory of Products.

“GAAP” means United States generally accepted accounting principals and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any domestic or foreign federal, state or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, and includes any contractor acting on behalf of a Governmental Authority.

“Indemnified Party” means, as the context dictates, any Purchaser Indemnified Party or Seller Indemnified Party.

“Knowledge” means, with respect to Seller, (i) the actual knowledge of the Chief Executive Officer, Chief Scientific Officer, Chief Technology Officer or Chief Operating Officer, and (ii) any information which any of the officers named in part (i) above should reasonably be expected to have knowledge of given such person’s roles and responsibilities with Seller.

“Law” means any foreign, federal, state or local law, statute, ordinance, common law ruling or regulation, or any order, judgment, decree, injunction, ruling or similar of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Losses” shall mean the amount of any loss, claim, Tax, demand, loss, deficiency, damage, liability, judgment, fine, penalty, fee, cost or expense (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses) incurred, paid, accrued or sustained by the Purchaser Indemnified Parties, including, without limitation, any costs of defending any Actions or enforcing the Purchaser Indemnified Party’s rights under this Agreement.  In determining the amount of any Loss (but, for avoidance of doubt, not in determining whether a breach of representation, warranty or covenant exists), any qualifications in the representations, warranties and covenants with respect to a Business Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant of the Seller set forth in the Transaction Documents, and the exhibits, schedules or certificates delivered in connection therewith.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices in frequency and amount of such Person.

“Parent” means WaferGen Bio-Systems, Inc., a Nevada corporation and the sole stockholder of Purchaser.

“Patent Rights” means any and all (A) patents, (B) patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (C) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, and (D) any other form of government-issued right substantially equivalent to any of the foregoing used in, necessary for or related to the Business.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, company or unincorporated organization or association or other form of business enterprise or a Governmental Authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).

“Specified Representations” means the representations and warranties set forth in Section 2.1 (Organization, Good Standing and Authority), Section 2.2 (Approvals), Section 2.3 (Due Execution and Delivery), Section 2.6 (Taxes) and Section 2.20 (Brokers).

“Taxes” means (A) any and all foreign, and U.S. federal, state, local or other Taxes of any kind (together with any and all interest, penalties, additions to Tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including Taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and Taxes in the nature of excise, withholding, ad valorem or value added; (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period; and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or a transferor or otherwise by operation of law.

“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement – Patents, the IP Assignment Agreement – Trademarks, the Transition Services Agreement, the Non-Competition Agreement, the Note and the Security Agreement.

Index of Other Defined Terms:

Defined Terms	Section Reference
Agreement	Preamble
Allocation Schedule	Section 1.6
Asset Transfer	Section 1.3
Assignment & Assumption Agreement	Section 5.1(i)
Assumed Contracts	Section 1.1(a)(x)
Assumed Liabilities	Section 1.2(a)
Authorizations	Section 2.5
Basket Amount	Section 6.4(a)
Bill of Sale	Section 5.1(h)
Business	Recital A
Cash Purchase Price	Section 1.4
Closing	Section 1.3
Closing Date	Section 1.3
COBRA	Section 2.13
Confidential Information	Section 4.4
Corporate Event	Section 7.11
Dispute Notice	Section 1.5(c)
Earnout Payment	Section 1.5(a)
ERISA	Section 2.12(a)
Excluded Assets	Section 1.1(b)
Financial Information	Section 2.7

General Cap Amount	Section 6.4(a)
Hazardous Material	Section 2.18 (a)
Independent Contractors	Section 2.11(b)
IntegenX Marks	Section 4.5(a)
IP Assignment Agreement – Patents	Section 5.1(j)
Liens	Section 2.4
Note	Section 1.4
Noncompetition Agreement	Section 5.1(l)
Offer Letter	Section 2.12(a)
Outside Date	Section 1.3(b)(2)(i)
Permitted Liens	Section 2.4
Products	Recital A
Product Development	Section 1.1(a)(iv)
Properties	Section 2.8(a)
PTO	Section 2.14(k)
Purchaser	Preamble
Purchase Price	Section 1.5(a)
Purchaser Claim	Section 6.1
Purchaser Indemnified Parties	Section 6.1
Purchaser Notice of Claim	Section 6.1
Records	Section 1.1(a)(v)
Retained Liabilities	Section 1.2(b)
Security Agreement	Section 1.4
Seller	Preamble

Seller Benefit Plan	Section 2.12(a)
Seller Claim	Section 6.2
Seller Employees	Section 2.12(a)
Seller Indemnified Parties	Section 6.2
Seller Notice of Claim	Section 6.2
Services Agreement	Section 5.1(k)
Specified Representations	Section 6.3
Transferred Assets	Section 1.1(a)
Transferred Employee	Section 4.5(b)
Transferred Technology	Section 1.1(a)(i)
Work in Process	Section 1.1(a)(iii)

[Signature Page to Follow]

IN WITNESS WHEREOF, Seller and Purchaser have each caused this Agreement to be executed by their respective duly authorized officers, all as of the date first above written.

SELLER

IntegenX Inc.

By:	/s/ Robert A. Schueren
Name:	Robert A. Schueren
Its:	President and Chief Executive Officer

PURCHASER

Wafergen, Inc.

By:	/s/ Ivan Trifunovich
Name:	Ivan Trifunovich
Its:	President and Chief Executive Officer

Omitted Exhibits and Schedules*

EXHIBITS

Exhibit C – Bill of Sale
Exhibit D – Assignment and Assumption Agreement
Exhibit E – IP Assignment
Exhibit F – Service Agreement
Exhibit G – Noncompetition Agreement

SCHEDULES

Schedule 1.1(a)(i) – Transferred Technology
Schedule 1.1(a)(ii) –Inventory of Products and Components
Schedule 1.1(a)(iv) – Product Development
Schedule 1.1(a)(v) – Records
Schedule 1.1(a)(vi) – Tangible Personal Property
Schedule 1.1(a)(vii) – Permits, licenses etc.
Schedule 1.1(a)(x) – Assumed Contracts
Schedule 1.1(a)(xii) – Domain names
Schedule 2.1 – Jurisdictions
Schedule 2.4 – Title to Assets
Schedule 2.4(i) – Liens
Schedule 2.4(ii) – Tangible Transferred Assets
Schedule 2.5 – Consents
Schedule 2.7 – Financial Information
Schedule 2.8(b) – Status of Contracts
Schedule 2.10 – Permits
Schedule 2.11(a) – Seller Employees
Schedule 2.11(b) – Independent Contractors
Schedule 2.12(a) – Employee Benefit Plans
Schedule 2.12(d) – Agreements with Seller Employees
Schedule 2.14(e) – Out-License Agreements
Schedule 2.14(f) – In-License Agreements
Schedule 2.14(j) – Third Party Infringement
Schedule 2.15 – Insurance
Schedule 2.17(b) – Warranties
Schedule 2.17(c) – Product Recalls
Schedule 2.17(d) – Warranties
Schedule 2.19 – Real Estate
Schedule 2.20 – Brokers
Schedule 2.21(a)(i) – Business Material Changes
Schedule 2.21(a)(j) – Business Material Changes
Schedule 2.21(a)(j) – Business Material Changes
Schedule 2.21(a)(t) – Business Material Changes
Schedule 2.22(a) – Customers

Schedule 2.22(b) – Vendors
Schedule 4.10 – Consents

*
The listed exhibits and schedules have been omitted from this Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K.  WaferGen Bio-systems, Inc. hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC.

Exhibit A

SECURED PROMISSORY NOTE
OF
WAFERGEN, INC.

$1,250,000	January 6, 2014

Wafergen, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of IntegenX Inc., a California corporation (the “Holder”), at the address set forth in Section 8 hereof, in lawful money of the United States of America (“Dollars” or “$”) and in immediately available funds, the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Principal”), plus all accrued and unpaid Interest (as defined below), as set forth in this Secured Promissory Note (this “Note”).  This Note is delivered pursuant to, and subject to the terms and conditions of, the Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) by and between the Company and Holder.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Company and, by the acceptance of this Note, the Holder agree:

1.           Principal; Interest; Prepayment.

(a)           Principal.  Principal shall be due and payable in a single installment on January 6, 2017 (the date the Principal shall be due, the “Maturity Date”).

(b)           Interest. Interest on this Note (“Interest”), during the period from the date hereof through the Maturity Date, shall accrue at a fixed rate of eight per cent (8%) on the outstanding Principal balance, and shall be due and payable in a single installment on the Maturity Date.  Interest shall be calculated on the basis of a 360 day year.  The rate of interest payable under this Note from time to time shall in no event exceed the maximum rate, if any, permissible under applicable law.  If the rate of interest payable under this Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided hereunder, then the rate provided for hereunder shall be increased to the maximum rate permitted by applicable law for such period as required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the preceding sentence.

(c)           Prepayment.

(i)         Optional Prepayment.  The Principal and Interest may be prepaid, in whole or in part, by the Company at any time, without the consent of the Holder and without premium or penalty.  If prepaid in part, such prepayment will be applied first to accrued but unpaid interest and then to unpaid principal.

(ii)         Mandatory Prepayment.  If the Company or WaferGen Bio-Systems, Inc., a Nevada corporation and the sole member of the Company (“Parent”), completes an equity offering yielding net cash proceeds to the Company or Parent of at least $15,000,000 (a

“Qualifying Equity Offering”), then the Principal and Interest shall be prepaid, without premium or penalty, by the Company within forty-five (45) days of the closing of the Qualified Equity Offering.

2.           Security Agreement.  The Company’s performance of this Note is secured pursuant to that certain Security Agreement of even date herewith by and between Company and Holder (the “Security Agreement”).

3.           Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)           the Company shall fail to pay when due (whether upon acceleration or otherwise) the Principal of, or Interest on, this Note and such failure to pay is not remedied within five (5) Business Days following written notice (as defined below);

(b)           the Company is in material breach of the Security Agreement, which breach shall not have been cured within fourteen (14) days after receipt of written notice thereof.

(c)           the Company shall commence a voluntary case or other proceeding seeking liquidation or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for itself or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing;

(d)           an involuntary case or other proceeding shall be commenced against the Company seeking liquidation or other relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for them or any substantial part of their property, and such involuntary case or other proceeding shall remain undismissed for a period of ninety (90) days; or an order for relief shall be entered against the Company under bankruptcy laws as now or hereafter in effect; or

(e)           any of the preceding events set forth in Subsections (c) or (d) occurs with respect to the Parent,

then, and in every such event the Holder may, by written notice to the Company, declare this Note (together with accrued Interest thereon) to be, and the Principal (together with accrued Interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.  As used herein, a “Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to be closed in the State of California.

4.           Payments; Extension of Maturity. All payments of the Principal and Interest to be made by the Company in respect of this Note shall be made in Dollars by wire transfer to an account designated by the Holder by written notice to the Company.  All amounts payable under

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this Note shall be subject to reduction by reason of Company’s or Parent’s setoff or counterclaim including pursuant to Section 6.6 of the Purchase Agreement.  If the Principal and accrued and unpaid Interest become due and payable on any day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day, and to such payable amounts shall be added the Interest which shall have accrued during such extension period at the rate per annum herein specified. Upon payment of the Principal and accrued Interest, Holder’s rights under the Security Agreement and the Guaranty shall immediately terminate.

5.           Replacement of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and (if mutilated) upon surrender and cancellation of this Note, the Company shall make and deliver to the Holder a new note of like tenor in lieu of this Note.  Upon request by the Holder, the Company shall amend this Note and deliver to the holders a replacement note reflecting any decrease in the Principal pursuant to the terms of this Note.  Any replacement note made and delivered in accordance with this Section 5 shall be dated as of the date hereof.

6.           No Waivers by Delay or Partial Exercise.  No delay by the Holder in exercising any powers or rights hereunder shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise.

7.           Further Assurances.  The Holder and the Company agree to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other parties hereto to effectuate the purposes of this Note.

8.           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent as follows:

If to the Holder:	IntegenX Inc.
5720 Stoneridge Drive, Suite 300
Pleasanton, California 94588
Facsimile: (925) 574-7373
Attention: President

with a copy to:	IntegenX Inc.
5720 Stoneridge Drive, Suite 300
Pleasanton, California 94588
Facsimile: (925) 574-7373
Attention: General Counsel

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If to the Company:	Wafergen, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555
Facsimile: (510) 793-8992
Attention: Ivan Trifunovich

with a copy to:	K&L Gates LLP
4350 Lassiter at North Hills Avenue, Suite 300
Raleigh, North Carolina 27609
Facsimile: (919) 516-2028
Attention: D. Scott Coward, Esq.

Any of Company or Holder may change the address(es) to which notices to it are to be sent by giving notice of such change to the other party in accordance with this Section 8.

9.           Headings.  Headings used in this Note are inserted for convenience only and shall not affect the meaning of any term or provision of this Note.

10.           Assignment.  This Note and the rights and obligations hereunder shall not be assignable or transferable by the Holder without the prior written consent of the Company.   Any instrument purporting to make an assignment in violation of this Section 10 shall be void.

11.           Miscellaneous.  This Note shall inure to the benefit of the Company and the Holder, and all their respective successors and permitted assigns.  Nothing in this Note is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Note or any provision herein contained.

12.           GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

WAFERGEN, INC.
By:
Name:	Ivan Trifunovich
Title:	Chief Executive Officer

EXHIBIT B

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”) is made as of January 6, 2014, by and between WAFERGEN, INC., a Delaware corporation (the “Company”), and INTEGENX INC., a California corporation (the “Secured Party”).

RECITALS:

WHEREAS, Company and Secured Party contemplate entering into that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement), pursuant to which, among other things, (i) Secured Party shall sell to Purchaser, and Purchaser shall acquire, the Transferred Assets and (ii) Purchaser shall deliver that certain Secured Promissory Note of even date herewith, made payable to Secured Party in the original principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Note”); and

WHEREAS, To induce Secured Party to accept the Note, Company has agreed to enter into this Agreement with Secured Party to grant a lien on the Transferred Assets as security for the Secured Obligations (as defined below).

NOW, THEREFORE, in order to induce Secured Party to accept the Note, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Grant of Security Interest.  As security for the Secured Obligations (as defined below), Company hereby grants to Secured Party a security interest (the “Security Interest”) in the Transferred Assets (hereinafter, the “Collateral”).  The Security Interest shall constitute a first lien against the Collateral, subject only to purchase money security interests.

2.           Definition of Secured Obligations.  The term “Secured Obligations” means the Company’s obligations under the Note.

3.           Perfection.  Company shall perform any and all reasonable steps requested by Secured Party to perfect the Security Interest herein given, including but not limited to, the execution and filing of financing or continuation statements in form and substance reasonably satisfactory to Secured Party.  Company shall notify Secured Party in writing of any change of Company’s name, corporate structure or identity.

4.           Covenants of Company.

(a)           Company agrees to defend the title to the Collateral against all persons and against all claims and all demands whatsoever;

(b)           Company shall retain possession of the Collateral (except for inventory, raw materials and work in process used or sold in the ordinary course of business) during the existence of this agreement and Company agrees not to sell, exchange, assign, loan, deliver, mortgage or otherwise dispose of same without the prior written consent of the Secured Party;

(c)           Company agrees to keep the collateral free and clear of all liens, charges, encumbrances, taxes and assessments, and to pay, when due, all taxes, assessments and licenses fees relating to the Collateral;

(d)           Company shall keep the Collateral insured against loss by fire (including extended coverage), theft and other hazards as the Secured Party may require; Company shall give prompt written notice to the Secured Party and to insurers of loss or damage to the Collateral and shall promptly file proofs of loss with insurers. The risk of loss, damage or deterioration of or to said goods shall rest upon Company, and no such loss, damage or deterioration shall in any way diminish or discharge the liability of Company to perform in full the Secured Obligations and Company agrees to give immediate notice to the Secured Party of any loss or damage to any of the Collateral or loss of possession thereof.

5.           Default and Remedies.  “Event of Default” shall have the meaning given to such term in the Note.  If an Event of Default occurs, Secured Party shall have the rights and remedies of a secured party under the Uniform Commercial Code as adopted in California, including, without limitation, the right of sale or disposition of the Collateral, or any part thereof.  Until there shall be an Event of Default, the Company shall have the right to remain and continue in the quiet and peaceable possession of the Collateral and shall have the full and free enjoyment of the same.

6.           Application of Proceeds.  The proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be paid to and applied by Secured Party in the following order of priorities:

    (a)            First:  To the payment of the costs and expenses of such sale or other realization, including the reasonable out-of-pocket expenses of Secured Party;

(b)           Second:  To the payment of any amounts outstanding under the Secured Obligations (with payments applied first to interest and then to principal); and

(c)           Third:  The balance (if any) of such proceeds shall be paid to Company or its successors or assigns.

If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Company will be liable for the deficiency, together with interest thereon, at the rate of twelve per cent (12%) per annum or the lesser amount permitted by applicable law. To the extent permitted by applicable law, the Company waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of the Secured Party.

7.           Counsel Fees and Expenses.  If Secured Party retains counsel for the purpose of collecting any money which may be due under or secured in any way by this Security Agreement, or to recover the Collateral, or to protect its interest therein by reason of a default or breach by Company, then and in that event Company agrees to pay counsel fees together with any and all disbursements incurred by Secured Party in connection with the taking, maintaining, and disposing of the Collateral.

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8.           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent as follows:

If to Secured Party:	IntegenX Inc.
5720 Stoneridge Drive, Suite 300
Pleasanton, California 94588
Facsimile No.: (925) 574-7373
Attention: President

with a copy to:	IntegenX Inc.
5720 Stoneridge Drive, Suite 300
Pleasanton, California 94588
Facsimile No.: (925) 574-7373
Attention: General Counsel

If to Company:	Wafergen, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555
Facsimile No.: (510) 793-8992
Attention: Ivan Trifunovich

with a copy to:	K&L Gates LLP
4350 Lassiter at North Hills, Suite 300
Raleigh, North Carolina 27609
Facsimile No.: (919) 516-2028
Attention: D. Scott Coward, Esq.

Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other party in accordance with this Section 7.

9.           Further Assurances.  Company shall deliver to Secured Party such instruments as are necessary to carry out the intent hereof, and shall join with Secured Party in executing financing statements in appropriate form for perfecting the security interests granted hereby.  This Agreement, and the security interest created hereunder, shall terminate automatically upon satisfaction in full of the Secured Obligations.  Secured Party shall, upon the termination of this Agreement, deliver to Company termination statements (and other appropriate instruments) in form and substance satisfactory to Company.

10.          Failure To Enforce Terms.  The failure of Secured Party to enforce any of the terms or provisions of this Agreement or Secured Party’s failure to declare a default hereunder shall apply only to that particular instance, and shall not operate as a continuing waiver.

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11.           Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular shall be held to include the plural, and vice versa, unless the context requires otherwise.

12.           Headings.  The headings used in this Agreement are used for reference purposes and convenience and shall not constitute part of this Agreement in construing the terms and provisions hereof.

13.           Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding the conflict of laws provisions thereof.

14.           Modification.  No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and shall be signed by the parties hereto.

15.           Entire Agreement.  This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and constitutes the only agreements between the parties with respect to said subject matter.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

17.           Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Company without the prior written consent of the Secured Party.   Any instrument purporting to make an assignment in violation of this Section 16 shall be void.

18.           No Conflict.  The execution, delivery and performance of this Agreement by the Company does not conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing the Company’s debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected. No consent (including, without limitation, from members or creditors of the Company) is required for the Company to enter into and perform its obligations hereunder.

19.           Miscellaneous.  This Agreement shall inure to the benefit of the Company and the Secured Party, and all their respective successors and permitted assigns.  Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement as of the date first above written.

SECURED PARTY:

INTEGENX INC.

By:
Name:	Robert A. Schueren
Its:	Chief Executive Officer

COMPANY:

WAFERGEN, INC.

By:
Name:	Ivan Trifunovich
Its:	President and Chief Executive Officer